EXHIBIT 99.2

Sunterra Corporation

NEWS RELEASE

CONTACT:

Nick Benson	Chris Boesch
CEO & President, Sunterra Corporation	Interval International
(407) 532-1244	(305) 666-1861 x7267

SUNTERRA CORPORATION ENTERS INTO EXCLUSIVE GLOBAL AFFILIATION
AGREEMENT WITH INTERVAL INTERNATIONAL

ORLANDO, FLORIDA (June 20, 2002) — Sunterra Corporation today announced that it has entered into an exclusive exchange affiliation agreement with Interval International (II). This agreement supersedes Sunterra’s existing agreement with Resort Condominiums International (RCI) to provide exchange services for its Sunterra owners. It also replaces the current agreement between Sunterra Europe and II to provide exchange services for Sunterra Europe’s Grand Vacation Club members. The United States Bankruptcy Court in Baltimore today approved the new agreement with II and the rejection of Sunterra’s existing agreement with RCI.

“We are extremely pleased to have concluded this agreement with II today,” said Nick Benson, chief executive officer of Sunterra. “Having reorganized the company to emerge from bankruptcy and with a business plan predicated on delivering a quality service to our owners, it makes absolute sense to affiliate with II who shares our passion for quality. We know from our experience of working with II in Europe that they are able to satisfy the external exchange needs of our members and their portfolio of high quality resort affiliates and member benefits and is exactly what our members are looking for. II’s desire to work as an industry partner and not as a competitor, providing complementary services and support to their developers, is an important feature of this relationship.”

“Interval has enjoyed working with the Sunterra team in Europe for many years and we look forward to expanding our relationship with this outstanding organization worldwide,” said Craig M. Nash, chairman and chief executive officer of Interval International. “Our member families can now experience an even greater number of fine Sunterra resorts through our global network.”

Sunterra Corporation is one of the world’s largest vacation ownership companies, with owner families and resorts in North America, Europe, the Pacific and the Caribbean.

For more than 25 years, Interval International has led the vacation ownership industry with innovative products and the highest levels of quality, service and value complemented by a global network of more than 1,900 resorts in 75 countries. With its international headquarters located in Miami, Florida, Interval serves its developer clients and over 1.3 million members through 28 offices in 19 countries and employs approximately 1,700 people worldwide.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.    Certain statements in this release constitute forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding Sunterra’s affiliation agreements. Actual results or developments may differ from those provided for in any of the forward-looking statements